Ex 10.1
Lam Research Corporation
Non-Employee Director Compensation Program
Effective November 8, 2021

Objective	To target and pay the non-employee members of the board of directors (the “Board”) of Lam Research Corporation (the “Company”) at the median of the Company’s peer group, as measured every other year.
Annual Cash Retainers
For service as a director beginning with calendar year 2022, directors shall receive the following annual cash retainers, as applicable, subject to revisions for future years as described herein:
•Board Member: $87,500
•Non-Executive Board Chair: $150,000 (supplemental cash)
•Committee Chair:
•Audit: $35,000
•Compensation and Human Resources: $30,000
•Nominating and Governance: $20,000
•Committee Member:
•Audit: $15,000
•Compensation and Human Resources: $10,000
•Nominating and Governance: $10,000
•The annual retainers for a director’s service during a calendar year shall be paid in a lump sum in February of the calendar year following the director’s election at the annual meeting of stockholders (the “Annual Meeting”).

Annual Equity Award
For service as a director beginning with calendar year 2022, directors shall receive the following annual equity award, subject to revision for future years as described herein:
•Target Award Value: Restricted stock units (“RSUs”) with a target award value of $215,000.

Program Adjustments
•Non-employee director compensation shall be compared to the Company’s peer group annually and the results of such comparison shall be provided to the Compensation and Human Resources Committee (the “Committee”) in connection with its regular August meeting.
•Every other year, beginning in 2023, if such comparison shows any element of non-employee director compensation to be below the 50th percentile when compared to the Company’s peer group, such element shall be automatically increased, effective on the date of the next annual meeting of stockholders for service in the following calendar year (e.g. if an adjustment is made in connection with the August 2023 Committee meeting, then such adjustment shall be effective on the date of the annual stockholder meeting in November 2023 for service in calendar 2024) and without the necessity of any further action on the part of the Committee or the Board, to a value equal, as nearly as practicable, to the 50th percentile.
•The Committee will have the option at any time to recommend that the Board exercise, and the Board will have the right at any time to exercise, negative discretion to reduce any element of non-employee director compensation.
•This non-executive director compensation program may be modified, replaced, superseded or cancelled at any time by the Board.

Equity Award Terms
•Annual equity awards are subject to the terms and conditions of the Company’s 2015 Stock Incentive Plan, as amended (the “2015 Plan”), and the applicable award agreements.
•The grant date shall be the first Friday following the annual meeting of stockholders.
•Target award value will be converted to a number of RSUs by dividing the award value by the 30-day average of the closing price of the Company’s common stock prior to the grant date, rounded down to the nearest whole share.
•Equity awards shall vest Oct 31st in the year following the grant date; provided, however, that awards shall immediately vest in full: (1) if a non-employee director dies or becomes subject to a “disability” (as determined pursuant to the 2015 Plan), (2) upon the occurrence of a “Corporate Transaction” (as defined in the 2015 Plan), or (3) on the date of the annual meeting, if the annual meeting during the year in which the award was expected to vest occurs prior to the vest date and the non-employee director is not re-elected or retires or resigns effective immediately prior to the annual meeting.

Proration Rules
•Non-employee directors who join the Board or a committee mid-year shall receive pro-rated cash retainers, as applicable, based on the number of regularly scheduled quarterly Board meetings remaining in the year as of the effective date and time of the director’s appointment; provided, however, that a director who changes committees mid-year will be entitled to additional pro-rated cash compensation only if the new committee assignment carries a higher retainer. Pro-rated cash payments will be made as soon as administratively practical after the first regularly scheduled quarterly Board meeting attended.
•Non-employee directors who join the Board after the annual RSU award has been granted shall receive, on the first Friday following the first regularly scheduled quarterly Board meeting attended, a pro-rated award based on the number of regularly scheduled quarterly Board meetings remaining in the year as of the effective date and time of the director’s appointment. The pro-rated awards shall be subject to the same vesting schedule, terms and conditions as the annual equity awards, except that if the award is granted on the first Friday following the regularly scheduled quarterly November Board meeting, the award vests immediately.